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                        EXHIBIT III
                        ___________

                   IBM CREDIT CORPORATION
             STATEMENT RE COMPUTATION OF RATIOS
     COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                 (DOLLARS IN THOUSANDS)

                             FOR THE YEAR ENDED DECEMBER 31:

                               1996      1995      1994      1993      1992
                             ________  ________  ________  ________  ________
Fixed Charges:
Interest Expense             $436,109  $394,572  $306,125  $365,675  $445,816

Approximate portion of rental
  expense representative of
  the interest factor             479       507     2,780     3,290     3,078
                             ________  ________  ________  ________  ________

Total fixed charges           436,588   395,079   308,905   368,965   448,894

Net earnings                  271,082   230,475   250,589   220,220   219,270

Provision for income taxes    176,122   149,455   162,703   173,172   131,562
                             ________  ________  ________  ________  ________

Earnings before income taxes
  and fixed charges          $883,792  $775,009  $722,197  $762,357  $799,726
                             ========  ========  ========  ========  ========

Ratio of earnings to fixed
  charges                        2.02      1.96      2.34      2.07      1.78
                                 ====      ====      ====      ====      ====























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